Exhibit (k)


                      TRANSFER AGENCY AND SERVICE AGREEMENT


                                     BETWEEN


                            PROSPECT STREET(R) FUNDS


                                       AND


                    AMERICAN STOCK TRANSFER AND TRUST COMPANY

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                                TABLE OF CONTENTS

                                                                            PAGE

1.  Terms of Appointment and Duties............................................1

2.  Fees and Expenses..........................................................2

3.  Representations and Warranties of the Transfer Agent.......................2

4.  Representations and Warranties of the Fund.................................3

5.  Indemnification............................................................3

6.  Confidentiality............................................................4

7.  Covenants of the Transfer Agent............................................5

8.  Termination of Agreement...................................................6

9.  Assignment and Third Party Beneficiaries...................................6

10.  Miscellaneous.............................................................7

                      TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of November 2002 by and between each investment company listed on Schedule A, each being a Maryland Corporation (each, the "Fund"), and AMERICAN STOCK TRANSFER AND TRUST COMPANY (the "Transfer Agent").

WHEREAS, the Fund desires to appoint the Transfer Agent as its transfer agent and registrar, agree as follows:

1.   TERMS OF APPOINTMENT AND DUTIES.

1.1 TRANSFER AGENCY SERVICES. Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent and registrar for the Fund's authorized and issued shares of its common stock ("Shares"), administrator for the Fund's dividend reinvestment plan and dividend disbursing agent to the shareholders of record of the Fund ("Shareholders"). In accordance with procedures established from time to time by agreement between the Fund and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

          (a) issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account and advise the Fund and Shareholders of the foregoing;

          (b) effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions and documentation;

          (c) act as agent for Shareholders pursuant to dividend reinvestment plans and any other investment programs as in effect from time to time;

          (d) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed, or mutilated stock certificates, upon receipt of any appropriate indemnity as agreed between the Transfer Agent and the Fund;

          (e) prepare and transmit payments for dividends and distributions declared by the Fund;

          (f) issue replacement checks and place stop orders on original checks based on a Shareholder's representation that a check was not received or was lost, destroyed or stolen or is otherwise beyond the Shareholder's control, through no fault of the Shareholder, and cannot be produced by the Shareholder for presentation and collection, with the Fund responsible for all losses or claims resulting from such replacement; and

          (g) record the issuance of Shares and maintain, pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of Shares of the Fund which are authorized (based upon data provided to it by the Fund), issued and outstanding and provide the Fund on a regular basis with the total number of Shares which are authorized, issued and outstanding.

1.2 ADDITIONAL SERVICES. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

          (a) OTHER CUSTOMARY SERVICES. Perform the customary services of a transfer agent and registrar, administrator for the Fund's dividend reinvestment plan and dividend disbursing agent, including but not limited to: preparing Shareholder meeting lists, mailing Shareholder proxy materials and beneficial owner "search cards" to record owners, withholding taxes as required by applicable law and making the necessary return and payment of such taxes in connection therewith, preparing (in consultation with the Fund) and filing U.S. Treasury Department Forms 1099 and other appropriate forms for all Shareholders as required by federal or state authorities with respect to dividends and distributions and distributing any appropriate tax forms to Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all confirmable transactions in Shareholder accounts and providing Shareholder account information, in each case in compliance with applicable law.

          (b) UNCLAIMED PROPERTY AND LOST SHAREHOLDERS. The Transfer Agent shall report unclaimed property to each state in compliance with state law and shall comply with Section 17Ad-17 of the Exchange Act for lost Shareholders.

          (c) CERTIFICATES. The Transfer Agent shall ensure that certificates for Shares are issued in accordance with the terms thereof.

          (d) COMPLIANCE WITH OFFICE OF FOREIGN ASSET CONTROL ("OFAC") REGULATION. Ensure compliance with any OFAC laws, regulations, guidance documents, and blocking and notification requirements applicable to the Fund or the Transfer Agent by adopting appropriate compliance policies, procedures and internal controls and, in respect of the Fund, with any procedures as may be provided by the Fund or agreed between the parties.

          (e) MONEY LAUNDERING. Comply with any applicable money laundering and currency transaction reporting laws, regulations and government guidance applicable to the Fund or the Transfer Agent, including suspicious activity reporting and recordkeeping requirements, and, in respect of the Fund, with any "money laundering" guidelines as may be provided by the Fund or agreed between the parties.

          (f) PROPOSED SECURITIES AND TAX LAWS. Monitor proposed securities and tax laws and regulations which may affect the Transfer Agent's products and/or services provided hereunder and take reasonable steps to update its products and/or services to accommodate new securities and tax laws and regulations applicable to the Transfer Agent in the time and manner required by such laws and regulations.

2. FEES AND EXPENSES. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent and to reimburse the Transfer Agent for out-of-pocket expenses as set forth in the attached Schedule B.

3. REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT. The Transfer Agent represents and warrants to the Fund that:

3.1  It is registered as a transfer agent under the Exchange Act.

3.2 It is a trust company duly organized and existing and in good standing under the laws of New York and is duly qualified to carry on its business in New York.

3.3 It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

3.4 All requisite proceedings required by such organizational documents have been taken to authorize it to enter into and perform this Agreement.

3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE FUND. The Fund represents and warrants to the Transfer Agent that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

4.2 It is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement.

4.3 All requisite corporate proceedings required by such articles of incorporation and by-laws have been taken to authorize it to enter into and perform this Agreement.

4.4 It is a closed-end management investment company registered under the Investment Company Act of 1940, as amended.

4.5 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective with respect to all Shares of the Fund being offered for sale.

5.   INDEMNIFICATION.

5.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability ("Losses") arising out of or attributable to:

          (a) all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

          (b) the Fund's lack of good faith, negligence or willful misconduct in the performance of this Agreement or the breach of any representation, warranty or covenant of the Fund hereunder;

          (c) the reasonable reliance by the Transfer Agent or its agents or subcontractors on: (i) any information, records, documents, data or stock certificates which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any broker-dealer or previous transfer agent; (ii) any instructions or requests of the Fund or any of its officers; or (iii) any paper or document, including certificates for Shares, reasonably believed to be genuine, authentic, or signed by the proper person or persons unless, in each case, such Losses are due to the negligence of the Transfer Agent arising out of its failure to perform in accordance with procedures established with the Fund;

          (d) the offer or sale of Shares in violation of federal or state securities laws requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares; and

          (e) the negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account maintained by the Transfer Agent, unless such Losses are due to the negligence of the Transfer Agent arising out of its failure to perform in accordance with procedures established with the Fund.

5.2 The Fund shall not be responsible for, and the Transfer Agent shall indemnify and hold the Fund harmless from and against, any and all Losses arising out of or attributable to the Transfer Agent's lack of good faith, negligence or willful misconduct in the performance of this Agreement or the breach of any representation, warranty or covenant of the Transfer Agent hereunder.

5.3 In order that the indemnification provisions contained in this SECTION 5 shall apply, upon the assertion of a claim for which a party (the "Indemnifying Party") may be required to indemnify the other party (the "Indemnified Party"), the Indemnified Party shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. The Indemnifying Party shall have the option to participate with the Indemnified Party in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnified Party. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party's prior written consent.

5.4 No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, lost or anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

6.   CONFIDENTIALITY.

6.1 The Fund and the Transfer Agent agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, including Nonpublic Personal Information as defined below ("Confidential Information"), whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such Confidential Information acquired during and after the term of this Agreement in trust for the sole benefit of the other party and their successors and assigns. In the event of breach of the foregoing by either party, the breaching party acknowledges that its obligation to protect the other party's Confidential Information is essential to the business interests of such other party and that the disclosure of such Confidential Information in breach of this Agreement would cause such other party immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Confidential Information in breach of this Agreement, such other party shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or a Fund agent for purposes of providing services under this Agreement or, in the case of Nonpublic Personal Information, in compliance with the redisclosure and reuse restrictions in Regulation S-P, as defined below, and the Fund's Privacy Policy. The Transfer Agent shall use its best efforts to require such subcontractors to agree that the Fund's Confidential Information be kept in strictest confidence and used solely for the purposes of performing this Agreement.

6.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

6.3 (a) Nonpublic Personal Information (as defined in Regulation S-P promulgated by the Securities and Exchange Commission, "Regulation S-P") relating to Shareholders or prospective Shareholders shall be considered confidential information ("Nonpublic Personal Information"). The Transfer Agent shall use its best efforts to (i) cause its directors, officers and employees to be informed of and to agree to be bound by the provisions of this Agreement regarding Nonpublic Personal Information and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Nonpublic Personal Information.

          (b) Upon the earlier of (i) the Fund's request or (ii) the termination of this Agreement, the Transfer Agent will return all Nonpublic Personal Information, in whatever form or media, retaining no copies, other than as required to be retained by the Transfer Agent under applicable laws or regulation. The Fund will have the right to perform on-site audits of records, accounts and procedures relating to the Transfer Agent's use and protection of Nonpublic Personal Information at the Transfer Agent's facilities in accordance with reasonable procedures and at reasonable frequencies.

7.   COVENANTS OF THE TRANSFER AGENT.

7.1 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any, and for the preparation or use, and for keeping account of, such certificates, forms and devices.

7.2 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with applicable law, and will be surrendered promptly to the Fund on and in accordance with its request.

7.3 The Transfer Agent will provide for back-up of its computer files and data with respect to the Fund. The Transfer Agent will maintain a comprehensive Disaster Recovery Plan and will provide the Fund with a summary of its Disaster Recovery Plan upon the reasonable request of the Fund.

7.4 The Transfer Agent shall maintain fidelity insurance in the form of a standard Financial Institutions Bond covering performance of its duties under this Agreement.

8.   TERMINATION OF AGREEMENT.

8.1 TERM. The initial term of this Agreement is two (2) years, and upon expiration of each term this Agreement renews automatically for an additional one (1) year period unless either party provides written notice to the other party of non-renewal of this Agreement at least sixty (60) days prior to the end of the then-current term, in which case this Agreement will terminate on the last day of the current term; provided, however, that if either party materially breaches this Agreement, and such breach continues for a period of thirty (30) days after notice of such breach is given by the non-breaching party, the non-breaching party shall have the right to terminate this Agreement for cause by giving notice of intent to terminate to the other party, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach prior to the termination date.

8.2 CONFIDENTIAL INFORMATION. Subject to any other provision of this Agreement, upon termination of this Agreement each party shall return to the other party all copies of Confidential Information received from such other party hereunder, other than materials or information required to be retained by such party under applicable law.

8.3 BANKRUPTCY. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that
     (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

9.   ASSIGNMENT AND THIRD PARTY BENEFICIARIES.

9.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

9.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

10.  MISCELLANEOUS.

10.1 AMENDMENT. This Agreement may be amended or modified by a written agreement executed by both parties.

10.2 MARYLAND LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Maryland.

10.3 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any Losses resulting from such failure to perform or otherwise from such causes, provided that the parties shall take reasonable steps under the facts and circumstances then prevailing to mitigate damages arising out of such causes.

10.4 SURVIVAL. All provisions regarding indemnification, warranty (other than in SECTIONS 4 AND 5), liability, and limits thereon, and Confidential Information shall survive the termination of this Agreement.

10.5 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, void, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated.

10.6 WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

10.7 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

10.8 COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.9 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

10.10 NOTICES. All notices and other communications as required or permitted hereunder shall be in writing and sent by overnight commercial courier, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

          (a)  If to the Transfer Agent, to:

               59 Maiden Lane
               New York, NY 10038
               Attention: President

          (b)  If to the Fund, to:

               Two Galleria Tower
               13455 Noel Road
               Dallas, Texas 75240
               Attention: Secretary


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


PROSPECT STREET(R)HIGH INCOME           AMERICAN STOCK TRANSFER AND
PORTFOLIO INC.                          TRUST COMPANY

PROSPECT STREET(R) INCOME SHARES INC.


By:                                     By:
   --------------------------------        --------------------------------

Name:                                   Name:
     ------------------------------          ------------------------------

Title:                                  Title:
      -----------------------------           -----------------------------

Date:                                   Date:
     ------------------------------          ------------------------------


Attest:                                 Attest:
       ----------------------------            ----------------------------

Name:                                   Name:
     ------------------------------          ------------------------------

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                                                                      SCHEDULE A


                                      FUNDS


Prospect Street(R) High Income Portfolio Inc.

Prospect Street(R) Income Shares Inc.

                                                                      SCHEDULE B


                                  FEE SCHEDULE


Prospect Street(R) High Income Portfolio Inc.
(monthly Dividend and Dividend Reinvestment) $2,000.00 per month



Prospect Street(R) Income Shares Inc.
(quarterly Dividend and Dividend Reinvestment) $1,000.00 per month



The only additional charges will be reimbursement of out-of-pocket expenses such as postage and stationary.